EXHIBIT 3.2
CHATHAM LODGING TRUST

ARTICLES OF AMENDMENT

Chatham Lodging Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "SDAT") that:

FIRST: Section 8.2 “Voting Rights” of the Declaration of Trust of the Trust (the “Declaration”) shall hereinafter be deleted in its entirety and replaced with the following:

“Subject to the provisions of any class or series of Shares then outstanding, the shareholders shall be entitled to vote only on the following matters: (a) election of Trustees as provided in Section 5.2 hereof and the removal of Trustees as provided in Section 5.3 hereof; (b) amendment of the Declaration of Trust as provided in Article X hereof and amendment of the Bylaws to the extent provided in this Declaration of Trust and the Bylaws; (c) termination of the Trust as provided in Section 12.2 hereof; (d) merger or consolidation of the Trust, or the sale or disposition of substantially all of the assets of the Trust, as provided in Article XI hereof; (e) such other matters with respect to which the Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the shareholders for approval or ratification; and (f) such other matters as may be properly brought before a meeting of shareholders pursuant to the Bylaws. Except with respect to the matters described in clauses (a) through (e) above, no action taken by the shareholders at any meeting shall in any way bind the Board of Trustees.”

SECOND: The foregoing Articles of Amendment to the Declaration has been approved by the Board of Trustees and the shareholders of the Trust as required under the Maryland REIT Law and the Declaration.

THIRD: The undersigned acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested by its Secretary and Senior Vice President on this 24th day of May, 2022.

ATTEST:	CHATHAM LODGING TRUST:

/s/ ERIC KENTOFF	/s/ JEFFREY H. FISHER
Name: Eric Kentoff	Name: Jeffrey H. Fisher
Title: Secretary and Vice President	Title: Chief Executive Officer and President